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                                                                   Exhibit 99





              Media Contacts:          Analyst Contacts:
              ------------------       ------------------
              Phillip Giaramita        Carol Tutundgy
              (914) 397-1665           (914) 397-1632
              Molly Sullivan           Maryanne Rupy
              (914) 397-1652           (914) 397-1626
                                       Brian Turcotte
                                       (914) 397-1623

                 INTERNATIONAL PAPER ELECTS TEXACO CHAIRMAN AND CEO
                       PETER I. BIJUR TO ITS BOARD OF DIRECTORS


July 8, 1997

PURCHASE, N.Y. -- International Paper today announced the election of Peter I. Bijur, chairman and chief executive officer of Texaco Inc., to its Board of Directors. His election, effective today, maintains membership on the Board at
14. Bijur succeeds Roger B. Smith, former chairman and chief executive officer of General Motors Corp., who is retiring from the Board.

    "Roger Smith has been an invaluable member of our Board for nearly a decade. While Roger's wisdom and insight will be missed, we're fortunate to have Peter Bijur join our team," said John T. Dillon, chairman and chief executive officer of International Paper. "I'm confident that with his leadership abilities, business acumen and global experience, Peter will make a great contribution to our Board."

    Bijur, 54, joined Texaco's domestic operations in New York City in 1966. Following a number of positions of increasing importance in sales, marketing, public affairs, strategic planning and manufacturing, Bijur was appointed president - Texaco Europe in 1990. He later assumed responsibility for Texaco Europe Division, Texaco Latin America/West Africa Division and Texaco Middle East/Far East Division. Bijur was elected vice chairman of Texaco's Board in January 1996 and was elected to his current position as Texaco's chairman and chief executive officer in July 1996.

    International Paper is a worldwide producer of printing papers, packaging and forest products. The company also operates specialty businesses and a broadly based paper distribution network. Headquartered in Purchase, N.Y., the company has 27 U.S. mills and operations in 31 countries, employs 87,000 people worldwide and exports its products to more than 130 nations.

                             #  #  #

              Media Contacts:               Analyst Contacts:
              -----------------            -------------------
              Phillip Giaramita             Carol Tutundgy
              (914) 397-1665                (914) 397-1632
              Molly Sullivan                Maryanne Rupy
              (914) 397-1652                (914) 397-1626
                                            Brian Turcotte
                                            (914) 397-1623

                 INTERNATIONAL PAPER SECOND-QUARTER RESULTS INCLUDE
                         CHARGE TO IMPROVE BUSINESS RESULTS;
                          PLANS TO SELL $1 BILLION IN ASSETS

July 8, 1997

PURCHASE, N.Y.-- International Paper said today it was taking a series of actions to improve the company's financial performance that will result in a $535 million pre-tax charge against 1997 second-quarter earnings. The company also said that over the next year it plans to sell assets that should generate more than $1 billion in proceeds and that, largely as a result of those sales, it will reduce its workforce by more than 10 percent, or 9,000 positions.

    Separately, the company said it will take an additional pre-tax charge of $150 million to add to its legal reserve.

    In its report on second-quarter 1997 earnings, the company said the two charges, equal to $478 million after-tax, or $1.59 per share, will result in a loss for 1997's second quarter of $419 million, or $1.39 per share.

    Second-quarter earnings before the charge were $59 million, or $.20 per share, on sales of $5 billion. Earnings for 1997's first quarter were $34 million, or $.11 per share, on net sales of $4.9 billion.

    "These second-quarter results continue the favorable trend in industry conditions that we began to see earlier this year," said John T. Dillon, International Paper's chairman and chief executive officer. "The good demand we are experiencing should lead to increased profitability over the next six months."

    Dillon said that the actions reflected in today's announced charge will provide on-going benefits by addressing the need to improve internal
performance.   "We will be divesting or closing operations that no longer meet the company's financial or strategic objectives and utilizing plants and machinery to serve customers more efficiently. These actions will enable us to improve the company's return on investment. "

    The company said that the largest portion of its charge will be used to continue the restructuring of its printing papers businesses in the United States and overseas. In the United States, pulp and uncoated paper capacity will be reduced by at least 400,000 tons when the program is completed. The program includes the shutdown of three production lines at its Erie, Pa., mill, the closure of the Woronoco, Mass., mill, and the closure of a de-inking pulp operation in Lock Haven, Pa. The company also is completing the conversion of three production lines at its Androscoggin, Maine, and Mobile, Ala., mills to kraft, specialty and coated freesheet grades.

    As part of its overall plan to sell about $1 billion in non-strategic assets in the next year, the company said it will sell its imaging business, its multiwall kraft packaging business and its 175,000 acres of timberland in Western Pennsylvania and Western New York.

    The company said its business improvement program will begin to contribute to earnings this year and will have greater impact in 1998 when most of the actions in the program will be completed. The company also said that it will maintain its capital spending at $1.2 billion next year, with no significant additions to capacity now being planned.

    "All International Paper businesses are expected to meet specific performance objectives, including progress towards achieving an average 12-percent return on investment over a business cycle, having market leadership within their industry and developing technological superiority," Dillon said. "This improvement plan underscores the sense of urgency required for us to meet these commitments to shareowners and customers."

    For the second quarter, the company said operating earnings in the printing papers sector were up significantly from recent quarters, driven by higher pulp and uncoated paper prices. A strong quarter by Masonite helped to increase earnings for specialty products. Packaging earnings were slightly up over the first quarter, and the company's forest products business earnings were below first-quarter results that included a timberlands transaction. Distribution earnings were up, largely as the result of improved volume and the printing paper price increases.

    International Paper is a worldwide producer of printing papers, packaging and forest products. The company also operates specialty businesses and a broadly based distribution network. Headquartered in Purchase, N.Y., the company has 27 U.S. mills and operations in 31 countries, employs 87,000 people and exports its products to more than 130 nations.

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